Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and between

APTORUM GROUP LIMITED

and

DIAMIR BIOSCIENCES CORP.

dated as of

July 14, 2025

Table of Contents

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ii

EXHIBITS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July [ ], 2025 by and among Aptorum Group Limited, a Cayman Islands exempted company with limited liability with registration number 245310 (“ListCo Cayman”), which shall transfer to and domesticate as a Delaware corporation before Closing (“ListCo DE”, together with ListCo Cayman, the “ListCo”), and DiamiR Biosciences Corp., a Delaware corporation (the “Company”). For avoidance of doubt, ListCo refers to ListCo Cayman pre-Domestication (as defined below) and ListCo DE post-Domestication. ListCo and the Company are collectively referred to herein as the “Parties” and individually as a “Party” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, ListCo is a company listed on the Nasdaq Capital Market.

WHEREAS, ListCo will newly incorporate a wholly owned, direct subsidiary in the state of Delaware for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions” and such subsidiary, the “Merger Sub”).

WHEREAS, subject to the terms and conditions hereof, prior to the Closing, ListCo shall transfer by way of continuation to and domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, substantially concurrently with or immediately following the Domestication, and subject to the terms and conditions hereof, ListCo will: (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “ListCo Charter”); and (b) adopt bylaws in substantially the form attached as Exhibit B (the “ListCo Bylaws”);

WHEREAS, in connection with the Domestication: (a) each then issued and outstanding ListCo Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of ListCo Common Stock; and (b) each then issued and outstanding ListCo Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into (i) a share of ListCo Common Stock and (ii) a share of ListCo non-voting, non-convertible Series A Preferred Stock, having the rights set forth in a form of certificate of designation to be mutually agreed upon among the Parties (the “Preferred Designation”);

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”), resulting in the Company becoming a direct wholly-owned subsidiary of ListCo;

WHEREAS, the board of directors of ListCo (the “ListCo Board”) has unanimously: (a) approved and declared advisable this Agreement and the other Transaction Agreements and the Transactions, including the Domestication and the Merger, (b) determined that this Agreement and the Transactions, including the Domestication and the Merger, are in the best interest of ListCo and the ListCo Shareholders, and (c) resolved to recommend to its shareholders that they approve the Agreement and the other Transaction Agreements and the Transactions, including the Domestication and the Merger.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) approved this Agreement and the other Transaction Agreements to which it is a party and the Transactions, including the Merger, and (b) determined that this Agreement, and such other Transaction Agreements and the Transactions, including the Merger, are in the best interest of the Company.

WHEREAS, ListCo shall prepare, with the assistance and cooperation of the Company, and file with the SEC a Registration Statement (as hereinafter defined) in connection with the registration under the Securities Act (as herein defined), of the Merger Share Consideration to be issued in the Merger, which will also contain a Proxy Statement (as hereinafter defined) and notice to ListCo Shareholders for the ListCo Meeting (as hereinafter defined), held for the purpose of considering matters in connection with the Merger.

WHEREAS, ListCo Major Shareholder has entered into a voting agreement simultaneously with the execution of this Agreement in the form attached hereto as Exhibit C, pursuant to which ListCo Major Shareholder agrees to vote in favor of the Transactions and any other transactions contemplated herein or described in the Proxy Statement (the “Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, ListCo and the Company have entered into a management services agreement in the form attached hereto as Exhibit D (the “Management Services Agreement”), pursuant to which, the Company Key Employees agree to serve in certain management capacities with ListCo during the Interim Period (as hereinafter defined), subject to the terms and conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, ListCo and the Company have entered into an intellectual property agreement in the form attached hereto as Exhibit E (the “Licensing Agreement”), pursuant to which, the Company agrees to license patents, trademarks, trade secrets, technology, know-how, proprietary information, contractual rights and other intellectual property of the Company to ListCo, subject to the terms and conditions set forth therein;

WHEREAS, substantially concurrently with the consummation of the Merger, ListCo, the Company and the other stockholders of the Company who are signatories thereto will enter into a stockholders agreement in substantially the form attached hereto as Exhibit F (the “Stockholders Agreement”); and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder; (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” with respect to the Merger within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, examination, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Fully Diluted Shares of Company Stock” means, without duplication, the aggregate number of the shares of Company Common Stock (A) that are issued and outstanding immediately prior to the Effective Time, (B) into which all Company Convertible Notes that are issued and outstanding immediately prior to the Effective Time would convert, (C) into which all the Company Warrants (if any) that are issued and outstanding immediately prior to the Effective Time would convert.

“Aggregate Fully Diluted ListCo Shares” means, without duplication, the aggregate number of ListCo Common Stock (A) that are issued and outstanding immediately prior to the Effective Time, (B) into which all ListCo Convertible Notes that are issued and outstanding immediately prior to the Effective Time would convert, (C) into which all the ListCo Warrants that are issued and outstanding immediately prior to the Effective Time would exercise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Delaware, the PRC, New York City or Hong Kong are authorized or required by Law to be closed for business.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Certificate of Incorporation of the Company, as may be amended from time to time.

“Company Common Stock” means common stock, par value $0.001 each, of the Company, with the rights and privileges as set forth in the Company Charter.

“Company Convertible Note” means any promissory note of the Company that is convertible into shares of Company Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by ListCo on the date hereof.

“Company Employee” means current or former employee, officer or director of the Company or its Subsidiaries.

“Company Equity Plan” means the DiamiR Biosciences Corp. 2014 Stock Option Plan and the DiamiR Biosciences Corp. 2024 Stock Option Plan.

“Company Option” means options to purchase shares of Company Common Stock granted under a Company Equity Plan.

“Company Preferred Stock” means, preferred stock, par value $0.001 each, of the Company, with the rights and privileges as set forth in the Company Charter.

“Company Stockholders” means the holders of issued and outstanding Company Common Stock.

“Company Stockholder Approval” means the vote and/or consent of the Company Stockholders required to approve the Agreement and the other Transaction Agreements and the Transactions, including the Merger, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Warrant” means any warrant of the Company that is exercisable into shares of Company Common Stock.

“Confidential Information” means, with respect to a Party, all confidential or proprietary documents and information concerning such Party or any of its Affiliates and its and their respective Representatives, disclosed by or on behalf of such Party (or any of its Representatives) to another Party (or any of its Representatives) in connection with this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby; provided, however, that Confidential Information shall not include any information which, (i) is or becomes generally available publicly not due to any disclosure in breach of this Agreement or (ii) at the time of the disclosure by such Party or its Representatives, was previously known by such receiving Party or its Representatives without violation of Law or any confidentiality obligation by such receiving Party or its Representatives.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other legally binding commitment.

“Conversion Ratio” means the number resulting from dividing (i) the Aggregate Fully Diluted ListCo by the Aggregate Fully Diluted Shares of Company Stock, by (ii) three-seventh (3/7).

“Data Security Requirements” means, with respect to a Party, all of the following, in each case to the extent relating to any Processing of any Personal Information or any IT Systems, any privacy, security or security breach notification requirements, or any matters relating to data privacy, protection or security, and applicable to such Party or any of its Subsidiaries, the conduct of their businesses, any IT Systems, or any Personal Information Processed by or on behalf of such Party or any of its Subsidiaries or any IT Systems: (i) applicable Laws, including Laws related to data privacy, data security, cybersecurity or national security; (ii) such Party’s and each of its Subsidiaries’ own respective internal and external rules, policies, and procedures; (iii) industry standards, requirements of self-regulatory bodies, and codes of conduct which such Party or any of its Subsidiaries purports to comply with or be bound by, or otherwise applicable to the industries in which any of them operate; and (iv) Contracts which such Party or any of its Subsidiaries is bound by or has made.

“DGCL” means the Delaware General Corporation Law, as amended.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Equity Securities of ListCo issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means the accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative, judicial, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, and the governing body of any securities exchange or other self-regulating organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Company” means each of the Company and its Subsidiaries.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, and any amount required to redeem any redeemable securities, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the unpaid Taxes for all taxable periods (or portions thereof) ending on or prior to the Closing Date, to the extent due and payable, calculated on a jurisdiction-by-jurisdiction basis in amounts not less than zero, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (h) unpaid management fees, (i) unpaid bonus, severance and deferred compensation obligations (whether or not accrued), together with the employer portion of any payroll Taxes due on the foregoing amounts, (j) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (i), and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights anywhere in the world, including: (i) patents, patent applications, patent disclosures, invention disclosures, industrial designs, utility models, design patents and inventions (whether or not patentable), (ii) trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of source or origin, and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights, works of authorship, moral rights, and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, (v) trade secrets, know-how and confidential information, and (vi) Software.

“IT Systems” means all software, computer systems, servers, networks, computer hardware and equipment, data processing, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals, and other information technology platforms, networks and systems that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their businesses, in each case, whether outsourced or not, together with data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

“Knowledge” means, with respect to the Company, the knowledge that each of the individuals listed on Schedule 1.01(A) actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports; and with respect to ListCo, the knowledge that each of the individuals listed on Schedule 1.01(B) actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“ListCo Class A Ordinary Share” means each Class A ordinary share, par value US$0.00001 per share, of ListCo.

“ListCo Class B Ordinary Share” means each Class B ordinary share, par value US$0.0001 per share, of ListCo.

“ListCo Convertible Note” means any promissory note of ListCo that is convertible into ListCo Class A Ordinary Shares, including, but not limited to, the convertible note held by Jurchen Investment Corporation with a principal amount of $3,000,000.

“ListCo Group Company” means each of ListCo and its Subsidiaries.

“ListCo Major Shareholder” means Ian Huen.

“ListCo Ordinary Share” means collectively, the ListCo Class A Ordinary Shares and the ListCo Class B Ordinary Shares, or either of Class A Ordinary Shares or Class B Ordinary Shares (as the case may be).

“ListCo Organizational Documents” means the Organizational Documents of ListCo, as amended and/or restated (where applicable).

“ListCo Shareholder Approval” means the affirmative vote of the ListCo Shareholders representing at least a majority or at least two-thirds of the voting power of the issued and outstanding ListCo Ordinary Shares, as each case may be according to the ListCo Organizational Documents, entitled to vote at a general meeting of the shareholders voting in person or by proxy.

“ListCo Shareholders” means any holder of ListCo Ordinary Shares.

“ListCo Warrant” means any warrants of ListCo that are exercisable into ListCo Class A Ordinary Shares.

“Material Adverse Effect” means, with respect to a Party, an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) such Party and its Subsidiaries, or the results of operations or financial condition of such Party and its Subsidiaries in each case, taken as a whole, or (y) the ability of such Party and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP and IFRS) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which such Party and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak, (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Party and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other Force Majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Party and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on such Party and its Subsidiaries or the results of operations or financial condition of such Party and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which such Party and its Subsidiaries operate.

“Merger Share Consideration” means the shares of ListCo Common Stock to be issued to Company Stockholders under this Agreement, in a number resulting from multiplying Aggregate Fully Diluted Shares of Company Stock and the Conversion Ratio.

“Nasdaq” means The Nasdaq Stock Market LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies or the ListCo Group Companies (as applicable).

“Pre-Closing Conversion” means, collectively, (i) the conversion of all outstanding Company Convertible Notes, if any, into shares of Company Common Stock, and (ii) the conversion of all outstanding ListCo Convertible Notes into ListCo Class A Ordinary Shares, in each case at a per share conversion price mutually agreed in writing by the respective noteholder, ListCo, and the Company.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with the applicable accounting standards, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with the applicable accounting standards, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted to customers of the Company and its Subsidiaries and entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Process” (or “Processing” or “Processed”) means any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, interruption, performance of operations on, enhancement, aggregation, alteration, destruction, security or disposal of any data of information (including Personal Information), or any IT System.

“Related Party” means, with respect to a Party, (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of such Party or any of its Subsidiaries, (b) any director or officer of such Party or any of its Subsidiaries, in each case of clauses (a) and (b), excluding such Party or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Schedules” means the disclosure schedules delivered by ListCo and Merger Sub to and accepted by the Company dated as of the date of this Agreement, or, delivered by the Company to and accepted by ListCo and Merger Sub dated as of the date of this Agreement, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means cyber or security incident with respect to any system (including IT Systems) or any data or information (including Personal Information), including any occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of any system or any data or information, and any incident of security breach or intrusion, or denial of service, or any unauthorized Processing of any IT System or any data or information, or any loss, distribution, compromise or unauthorized access to, or disclosure of, any of the foregoing.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code form, (ii) data and databases, and (iii) documentation related to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, commodity tax or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Agreements” means this Agreement, the Plan of Merger, the ListCo Charter, the ListCo Bylaws, the Support Agreement, the Management Services Agreement, the Licensing Agreement, the Preferred Designation, the Stockholders Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrantors” means, collectively, ListCo and Merger Sub, and each, a “Warrantor”.

“Working Capital” means, at any date, an amount equals to (a) cash and cash equivalents plus (b) receivables, net plus (c) inventory plus (d) pre-paid expenses plus (e) restricted cash held in escrow for property taxes and property insurance plus (f) note receivable plus (g) current portion of long term debts minus (h) current portion of corporate accounts payable minus (i) current portion of accrued expenses.

Section 1.02 Construction.

(a) Unless expressly stated otherwise, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless expressly stated otherwise, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless expressly stated otherwise, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) Any share number or per share amount referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share split, reverse share split, share dividend, reclassification, combination, exchange of shares, change or readjustment in change or similar event affecting the shares of Company Common Stock or the ListCo Ordinary Shares after the date of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) The phrases “provided to” , “delivered to”, “furnished to,” or “made available to” a Party and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to that Party no later than 11:59 p.m. (Eastern Time) on the day prior to the date of this Agreement by delivery to that Party or its legal counsel via electronic mail or hard copy form.

(h) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(i) References to “RMB” shall be references to Renminbi.

Article II
PRE-CLOSING TRANSACTIONS

Section 2.01 Pre-Closing Conversion; Domestication.

(a) Pre-Closing Conversion. Subject to the terms and the conditions hereof and the receipt of the ListCo Shareholder Approval, immediately prior to the Domestication, the Pre-Closing Conversion shall occur.

(b) Domestication. Subject to the terms and the conditions hereof and the receipt of the ListCo Shareholder Approval on the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), ListCo shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to ListCo and the Company (the “Certificate of Domestication”), together with the ListCo Charter, in each case, in accordance with the provisions of Section 388 of the DGCL, and (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

(c) Effect of the Domestication.

(i) Conversion of ListCo Class A Ordinary Shares. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any ListCo Shareholders, each then issued and outstanding ListCo Class A Ordinary Share shall convert automatically into one share of ListCo Common Stock.

(ii) Conversion of ListCo Class B Ordinary Shares. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any ListCo Shareholders, each then issued and outstanding ListCo Class B Ordinary Share shall convert automatically into one share of ListCo Common Stock and one share of ListCo non-voting, non-convertible Series A Preferred Stock.

(iii) Name Change. Upon the filing of and pursuant to the ListCo Charter, ListCo’s name shall be changed to a name mutually agreeable to the Parties.

Article III
THE MERGER; CLOSING

Section 3.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company (which is hereinafter referred to for the periods at and after the Effective Time as the “Surviving Entity”) following the Merger and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity after the Merger and as a direct, wholly-owned subsidiary of ListCo.

Section 3.02 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as ListCo and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.03 Effective Time. The Merger shall be evidenced by a certificate of merger (the “Certificate of Merger”) and consummated in accordance with this Agreement and the DGCL and, upon the filing of the Certificate of Merger or at such later time as may be agreed by ListCo and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 3.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 3.05 Treatment of Company Options. Effective as of the Effective Time, each outstanding Company Option shall be assumed by ListCo and converted into a stock option (a “Converted Option”) to acquire shares of ListCo Common Stock. Each Converted Option as so assumed and converted shall continue to have, and shall be subject to the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement, or in such Company Option by reason of this Agreement or the Merger). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of ListCo Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio, which quotient shall be rounded up to the nearest whole cent; provided that each Company Option (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (ii) shall be adjusted in a manner that complies with Section 409A of the Code.

Section 3.06 Reserved.

Section 3.07 Effect of Merger on Shares.

(a) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled in exchange for such number of shares of validly issued, fully paid and non-assessable ListCo Common Stock as is equal to one (1) multiplied by the Conversion Ratio, and from and after the Effective Time, all such Company Common Stock shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of shares of Company Common Stock (other than any Dissenting Shares) that were issued and outstanding immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Company Common Stock, except as expressly provided herein.

(ii) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of validly issued, fully paid and non-assessable common stock of the Surviving Entity. The shares of common stock of Merger Sub shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share of common stock of the Surviving Entity.

(iii) Each Dissenting Share of the Company that is issued and outstanding immediately prior to the Effective Time will automatically be cancelled and will cease to exist pursuant to Section 3.09.

(b) Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Merger Share Consideration issued pursuant to Section 3.07(a), as applicable, shall be adjusted appropriately to reflect the effect of any bonus share issue, share split, reverse share split, share dividend, reclassification, combination, exchange of shares, change or readjustment in change or similar event with respect to ListCo Common Stock such that the holders of the shares of Company Common Stock shall receive the same economic effect as contemplated by this Agreement prior to such action. The Persons receiving the Merger Share Consideration issued pursuant to Section 3.07(a) shall be the holders of Company Common Stock as of immediately prior to the Effective Time, and the allocation of the Merger Share Consideration among the Company Stockholders (except for the holders of Dissenting Share) pursuant to Section 3.07(a) shall be notified by the Company to ListCo prior to the Effective Time.

(c) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of ListCo Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of the shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of ListCo Common Stock shall not receive such fraction, and shall instead receive (subject to the Ownership Limitation) such amount rounded up to the nearest whole number of shares of ListCo Common Stock.

(d) Registration Statement. ListCo shall issue the Merger Share Consideration in exchange for the Aggregate Fully Diluted Shares of Company Stock as provided in Section 3.07 pursuant to the Registration Statement filed under the Securities Act. ListCo and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of the Merger Share Consideration, including the inclusion of the necessary financial statements related to their respective businesses.

Section 3.08 Withholding Rights. Each of the Parties and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. ListCo, the Company, the Surviving Entity, Merger Sub or their respective Affiliates or Representatives, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.09 Company’s Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder, who has not voted in favor of the Merger or consented thereto in writing or by electronic transmission and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the applicable Merger Share Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL (any Company Stockholder who exercises such right, a “Dissenting Stockholder”).

(b) At the Effective Time: (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist; and (b) each holder or owner of Dissenting Shares, in respect of such Dissenting Shares, shall be entitled only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then, the right of such holder shall be as specified in the DGCL. The Company shall give ListCo reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares. ListCo shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except with the prior written consent of ListCo (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to ListCo and Merger Sub as follows:

Section 4.01 Corporate Organization of the Company. The Company is a Delaware corporation duly incorporated, is validly existing and is in good standing under the Laws of the Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to ListCo true and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Plan of Merger and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of the Company and the Company Stockholders, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each of the Plan of Merger, the Articles of Merger, and such other Transaction Agreement has been or will be (when executed and delivered by the Company) duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05, the execution, delivery and performance by the Company of this Agreement, the Plan of Merger, the Articles of Merger and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions do not and will not, (a) contravene or conflict with, or trigger security holders’ right that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b), (c) or (d) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of each of the ListCo and Merger Sub contained in this Agreement, the Plan of Merger, the Articles of Merger, and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, the “Authorizations”) is required on the part of the Company with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company of the Transactions, except for (i) any Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the filing (A) with the SEC of the Proxy Statement and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Articles of Merger containing the Plan of Merger together with any resolutions to amend the memorandum and the articles of the Company to the BVI Registrar of Corporate Affairs; and (v) the Company Stockholder Approval.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the total outstanding Equity Securities of the Company are described in the Company Disclosure Schedule. The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) to the Knowledge of the Company are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements). The Company has no shares of Company Preferred Stock issued or outstanding.

(b) Except as contemplated by the Organizational Documents of the Company or disclosed in the Company Disclosure Schedule, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company or disclosed in the Company Disclosure Schedule, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, and (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since May 31, 2024 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company are beneficially, directly or indirectly, owned by the Company. Except as disclosed in the Company Disclosure Schedule, the Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable in accordance with their Organizational Documents; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) to the Knowledge of the Company are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents, and the Transaction Agreements), and, subject to the Laws of the applicable jurisdiction of incorporation or organization with respect to each Subsidiary of the Company, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.

(b) Except as contemplated by the Organizational Documents of the relevant Subsidiary of the Company, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest, issued by any Subsidiary of the Company. (i) No Person is entitled to any pre-emptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company, and (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equity-holders of the Company’s Subsidiaries may vote.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person other than the Group Companies.

Section 4.08 Reserved.

Section 4.09 Financial Statements; Absence of Changes.

(a) The Company has made available to ListCo copies of (i) the audited consolidated balance sheet as of May 31, 2024 and 2023, and the audited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the year ended May 31, 2024 and 2023 (the “Financial Statements”).

(b) The Financial Statements for the year ended May 31, 2024 and 2023 present fairly, in all material respects, the financial position of the Company and its Subsidiaries for the period indicated in such Financial Statements, and the results of their operations and cash flows for the year then ended in conformity with GAAP in all material respects.

(c) The Company and its Subsidiaries have established and maintained systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization, and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. To the Knowledge of the Company, except as disclosed in the Company Disclosure Schedule, none of the Company or its Subsidiaries nor an independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Disclosure Schedule, since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, no Material Adverse Effect has occurred.

Section 4.10 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries (none of which are liabilities, debts, or obligations resulting from or arising out of a breach of contract, breach of warranty, tort, violation of Law, or infringement or misappropriation), (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contracts), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Section 4.11 Litigation and Proceedings. There are no, and during the last two years, there have been no pending or, to the Knowledge of the Company, threatened Actions by or against the Business, the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. There is no Governmental Order imposed upon the Business, the Company or any of its Subsidiaries that would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liabilities to or obligations of the Company or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate.

Section 4.12 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in the Company Disclosure Schedule, the Business is, and during the last two (2) years has been, conducted in compliance with all applicable Laws in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years with respect to the Business, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries hold all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the Business (the “Business Permits”), except for any failure to hold any Business Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Business is in compliance with and not in default under such Business Permits, in each case except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Representative acting on behalf of the Company or any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

(c) The Company and its Subsidiaries and, to the Knowledge of the Company, the Representatives acting on behalf of the Company and its Subsidiaries, are and in the last two (2) years have been in material compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 4.13 Contracts; No Defaults.

(a) For purposes of this Agreement, “Specified Contracts” shall mean all Contracts described below in this Section 4.13(a) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party: each Contract that is (i) material and related to the conduct and operations of its Business and properties; (ii) material and involve any of the officers, consultants, directors, employees or shareholders of the Company or any of its Subsidiaries; or (iii) involving the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person. For purposes of this Section 4.13(a), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (x) having an aggregate value, cost or amount in excess of US$ 2,000,000 within any 12-month period or (y) not terminable by the Company or any of its Subsidiaries upon ninety (90) days’ or less notice without incurring any penalty or obligation.

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Specified Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Contracts and (x) neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company any other party thereto is in breach of or default under any Specified Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Specified Contract by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Other than in the ordinary course of business, none of the top five largest customers and suppliers of the Business, taken as a whole, based on dollar amount of revenue and cost respectively for the fiscal year ended May 31, 2024 (collectively, the “Top Customers/Suppliers”), has terminated, or to the Knowledge of the Company, given notice that it intends to terminate any of its business relationship with the Business. There has been no material dispute or controversy or, to the Knowledge of the Company, threatened material dispute or controversy between the Business, on the one hand, and any Top Customer/Supplier, on the other hand.

Section 4.14 Labor Matters.

(a) The Business is and has been during the past two years in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours, except for any such incompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by (i) any collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization or (ii) arrangements with a labor union, works council or labor organization. There is no, and since May 31, 2024 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Business, in each case, pending or, to the Knowledge of the Company, threatened.

(c) Each benefit or similar plan relating to Company Employees or other service providers of the Company or any of its Subsidiaries (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder (including the Merger) could (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries under any Company Benefit Plan, or (B) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee.

Section 4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) for the last three years, all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) for the last three years, all Taxes (whether or not shown as due on Tax Returns) required to be paid by the Company and its Subsidiaries have been paid;

(iii) there is no material Action with respect to Taxes of the Company or any of its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) for the last three years, the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) if the Company or any of its Subsidiaries is required to be registered for any value-added tax (“VAT”) in any jurisdiction, then it is so registered in each applicable jurisdiction and the Company or the applicable Subsidiary has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT; and

(b) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken) that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

Section 4.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the Company or any of its Subsidiaries has received any written notice of any, and, to the Knowledge of the Company, there is no, material default under any such Lease.

(c) The Company or its applicable Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the Business, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17 Intellectual Property, Privacy and Data Security.

(a) The Company and its Subsidiaries (i) exclusively own all Owned Intellectual Property and (ii) have valid and enforceable rights to all other Intellectual Property that is material to the conduct of their businesses as currently conducted.

(b) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries nor the conduct of the business of the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, or has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past two (2) years, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except for those that have no Material Adverse Effect, the Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of any source code, trade secrets or other material confidential information of the Company.

(d) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company and its Subsidiaries are and have been in the past two (2) years, to the Knowledge of the Company, in compliance in all material respects with all applicable Laws in relevant jurisdictions. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure and to comply with Data Security Requirements.

(e) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the Company, in the past two (2) years there has been no material Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor any failures of, the IT Systems that have caused any material disruption or interruption in the use of the IT Systems or the conduct of the business of the Company or any of its Subsidiaries, in each case with respect to such failures or continued substandard performance that has not been remedied or remediated without material expense or liability, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past two (2) years have been in compliance, in all material respects with all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, taken as a whole, to the Knowledge of the Company, there is no current Action pending against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of any Personal Information. There has not been any Action during the past two years and there is no Action pending, or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has received any written notice during the past two years, relating to any Security Incident or any non-compliance with any Data Security Requirements, except Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Transactions do not and will not result in any violation or breach by the Company or its Subsidiaries of or any liabilities of the Company or its Subsidiaries in connection with, any Data Security Requirements.

Section 4.18 Brokers’ Fees. Except as set forth in the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.19 Related Party Transactions. Except (i) as set forth in the Company Disclosure Schedule or (ii) for arm’s length transactions entered into in the ordinary course of business, no Related Party of the Company is presently a party to any material transaction with the Company (other than for services as Company Employees), including any material Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring material payments to or from, any Related Party or, to the Knowledge of the Company, any other Person in which any Related Party has a substantial or material interest in or of which any Related Party is an officer, director, trustee or partner.

Section 4.20 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in (i) the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the ListCo Shareholders or at the time of the ListCo Meeting, and (ii) the LAS will, at the date it is first submitted to the Nasdaq, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of ListCo or its Affiliates.

Section 4.21 Insurance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Group Company has purchased insurance policies that are mandatorily required to be obtained by such Group Company pursuant to applicable Law.

Section 4.22 Reserved.

Section 4.23 No Other Representations. Except as provided in this Article IV, none of the Company, or the Company Stockholders, or any other Person has made, or is making, any representation or warranty whatsoever in respect of the Business, the Company, or the Company’s Subsidiaries.

Article V
REPRESENTATIONS AND WARRANTIES OF LISTCO AND MERGER SUB

Except as set forth in the Schedules to this Agreement delivered by the ListCo and Merger Sub dated as of the date of this Agreement, or except as set forth in any of ListCo’s SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures in any “risk factors” or “forward-looking statements” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Warrantor represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of ListCo and its Subsidiaries is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. ListCo has made available to the Company true and correct copies of each of the ListCo Organizational Documents and the Organizational Documents of each Subsidiary of ListCo as in effect as of the date hereof. Each of ListCo and each Subsidiary of ListCo is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of ListCo to consummate the Transactions or otherwise have a Material Adverse Effect.

(b) Merger Sub will be formed solely for the purpose of engaging in the Transactions, and, from the date of its incorporation, will not conduct any business and will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable.

Section 5.02 Due Authorization.

(a) Each of ListCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger, the Articles of Merger and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.03 or Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and such other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of ListCo, the sole shareholder of Merger Sub, the board of directors of Merger Sub and no other corporate or equivalent proceeding on the part of ListCo or Merger Sub is necessary to authorize this Agreement, the Plan of Merger, the Articles of Merger or such other Transaction Agreements or ListCo’s or Merger Sub’s performance hereunder or thereunder (except that the ListCo Shareholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each of the Plan of Merger, the Articles of Merger and such other Transaction Agreement has been or will be (when executed and delivered by ListCo and Merger Sub) duly and validly executed and delivered by ListCo and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each of the Plan of Merger , the Articles of Merger and such other Transaction Agreement constitutes or will constitute a legal, valid and binding obligation of ListCo and Merger Sub, enforceable against ListCo and Merger Sub in accordance with its terms.

(b) At a meeting duly called and held, the board of directors of ListCo has unanimously: (i) approved and declared advisable this Agreement and the other Transaction Agreements and the Transactions, including the Domestication and the Merger, (ii) determined that this Agreement and the Transactions, including the Domestication and the Merger are in the best interest of ListCo and the ListCo Shareholders, and (iii) resolved to recommend to its shareholders that they approve the Agreement and the other Transaction Agreements and the Transactions, including the Domestication and the Merger.

(c) At a meeting duly called and held, the board of directors of Merger Sub has unanimously: (i) approved and declared advisable this Agreement and the other Transaction Agreements and the Transactions, including the Merger, (ii) determined that this Agreement and the Transactions, including the Merger, are in the best interest of Merger Sub and its sole shareholder, and (iii) resolved to recommend the adoption of this Agreement by the sole shareholder of Merger Sub.

(d) The board of directors of the ListCo, the sole shareholder of Merger Sub has approved this Agreement and the other Transaction Agreements and the Transactions, including the Domestication and the Merger, subject to the ListCo Shareholder Approval.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the ListCo Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which ListCo or Merger Sub is a party, and the consummation of the Transactions do not and will not in any material respect (a) contravene or conflict with or violate any provision of, or result in the breach of, or trigger security holders’ right that have not been duly waived under, the ListCo Organizational Documents or the Organizational Documents of any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding upon or applicable to ListCo or any of its Subsidiaries, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which ListCo or any of its Subsidiaries is a party, or (d) result in the creation or imposition of any Lien upon any of the properties, assets of ListCo or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Litigation and Proceedings. Except as set forth on Schedule 5.04, there are no, and during the past two years there have been no, pending or, to the Knowledge of ListCo, threatened Actions by or against ListCo or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in liability to or obligations of ListCo or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. There is no Governmental Order currently imposed upon ListCo or any of its Subsidiaries that would reasonably be expected to result in liability to or obligations of ListCo or any of its Subsidiaries, in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate. Neither ListCo nor any of its Subsidiaries is a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liability to or obligations of ListCo or any of its Subsidiaries in an amount in excess of US$2,000,000 individually or US$4,000,000 in the aggregate.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no Authorization is required on the part of ListCo or Merger Sub with respect to the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and the other Transaction Agreements by each of ListCo and Merger Sub to which it is or will be a party and the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Proxy Statement (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) the filing of the Articles of Merger containing the Plan of Merger together with any resolutions to amend the memorandum and the articles of the Company to the BVI Registrar of Corporate Affairs, (iv) the ListCo Shareholder Approval, and (v) the approval of LAS by Nasdaq.

Section 5.06 Brokers’ Fees. Except as disclosed to the Company on or prior to the date hereof, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of ListCo or any of its Affiliates.

Section 5.07 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) ListCo is a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act. Other than as set forth in the Schedules, for the past two years, ListCo has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of ListCo, and they do not contain any statement which are misleading. The audited financial statements (including the notes and schedules thereto) and unaudited interim financial statements included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of ListCo as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. ListCo does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) ListCo has made available to the Company copies of the audited consolidated balance sheets of ListCo and its Subsidiaries as of December 31, 2024, and the related audited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended December 31, 2024 and 2023, and to ListCo’s Knowledge, such financial statements present fairly, in all material respects, the financial position of ListCo and its Subsidiaries as of the date and for the period indicated therein, and the results of their operations and cash flows for the year then ended in conformity with GAAP.

(d) ListCo has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to ListCo and all material information required to be disclosed by ListCo in the reports and all documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ListCo’s principal executive officer and principal financial officer. Such disclosure controls and procedures are effective in timely alerting ListCo’s principal executive officer and principal financial officer to material information required to be included in ListCo’s financial statements included in ListCo’s periodic reports required under the Exchange Act.

(e) ListCo and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. In particular, ListCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ListCo or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ListCo.

(f) Neither ListCo nor any of its Subsidiaries has any liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) reflected or reserved for in the latest audited or unaudited financial statements or disclosed in any notes thereto, in each case as is published publicly or provided to the Company prior to the date hereof; (ii) that have arisen since December 31, 2024 in the ordinary course of business of ListCo and its Subsidiaries; (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto; (iv) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contracts); (v) incurred in connection with or incident or related to ListCo’s incorporation or continuing corporate existence; or (vi) in the aggregate not exceeding US$20,000,000.

(g) Except as discussed in the SEC Reports of the ListCo, the ListCo and its Subsidiaries have established and maintained systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with the applicable accounting standard and to maintain accountability for the ListCo’s and its Subsidiaries’ assets. Except as set forth in ListCo’s SEC Reports or to the Knowledge of the ListCo, none of the ListCo or its Subsidiaries nor an independent auditor of the ListCo or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the ListCo and its Subsidiaries, (ii) any fraud, whether or not material, that involves the ListCo or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the ListCo or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(h) ListCo is not a “shell company” within the meaning of Rule 12b-2 of the Exchange Act and, based on the representations of the Company set forth in Article IV, will not become one subsequent to the consummation of the Transactions contemplated by this Agreement.

Section 5.08 Compliance with Laws.

(a) Each of ListCo and its Subsidiaries

(i) is, and since December 31, 2024 has been, in compliance in all material respects with all applicable Laws;

(ii) has not received any written notice from any Governmental Authority of a material violation of any applicable Law since December 31, 2024;

(iii) holds, and since December 31, 2024 has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of ListCo and the applicable Subsidiaries (the “ListCo Permits”);

(iv) is, and since December 31, 2024 has been, in compliance with and not in default in any material respect under such ListCo Permits;

in each case except with respect to any Subsidiaries of the ListCo (but not ListCo itself) any non-compliance, notice, default or lack of ListCo Permit that has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither of the ListCo nor any of its Subsidiaries, nor to the Knowledge of the ListCo, any Representative acting on behalf of the ListCo or any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

(c) The ListCo and its Subsidiaries, and, to the Knowledge of the ListCo, the Representatives acting on behalf of the ListCo and its Subsidiaries, are and, in the past two (2) years, have been in material compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 5.09 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) for the last three years, all Tax Returns required to be filed by ListCo or its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) for the last three years, all Taxes (whether or not shown as due on Tax Returns) required to be paid by ListCo or its Subsidiaries have been paid;

(iii) there is no material Action with respect to Taxes of ListCo or its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) for the last three years, ListCo and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) for the last three years, (A) there are no material assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against ListCo or its Subsidiaries that have not been paid or otherwise resolved in full, and (B) neither ListCo nor any of its Subsidiaries has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes that has not expired;

(vi) if ListCo or any of its Subsidiaries is required to be registered for VAT in any jurisdiction, then it so registered in each applicable jurisdiction and ListCo or the applicable Subsidiary has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT;

(vii) neither ListCo nor any of its Subsidiaries is subject to material Tax in a country other than the country of its incorporation or formation by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction;

(viii) for the last three years, no material written claim has been made by a Governmental Authority in a jurisdiction where ListCo or any of its Subsidiaries does not file Tax Returns that ListCo or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved; and

(ix) neither ListCo nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by ListCo or any of its Subsidiaries (including the non-payment of a Tax) on or prior to the Closing Date.

(b) Neither ListCo nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), nor is it aware of any fact or circumstance, that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

Section 5.10 Capitalization.

(a) The authorized share capital of ListCo is USD 100,000,000.00 divided into 9,999,996,000,000 ListCo Class A Ordinary Shares with a par value of $0.00001 each and 4,000,000 ListCo Class B Ordinary Shares with a par value of $0.00001 each. As of the date of this Agreement, 5,346,823 ListCo Class A Ordinary Shares and 1,796,934 ListCo Class B Ordinary Shares are issued and outstanding. No Equity Securities other than ListCo Ordinary Shares have been issued or are outstanding. All of the issued and outstanding ListCo Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of ListCo and (2) any other applicable Contracts governing the issuance of such Equity Securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of ListCo or any Contract to which ListCo is a party or otherwise bound, and (iv) to the Knowledge of ListCo, are free and clear of any Liens (other than restrictions arising under applicable Laws, the ListCo Organizational Documents and the Transaction Agreements).

(b) All of the issued and outstanding shares of Equity Securities of the Subsidiaries of ListCo (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary and (2) any other applicable Contracts governing the issuance of such Equity Securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound, and (iv) to the Knowledge of ListCo, are free and clear of any Liens (other than restrictions arising under applicable Laws, each such Subsidiary’s Organizational Documents and the Transaction Agreements).

(c) Except as set forth on Schedule 5.10(c) or otherwise disclosed in the Schedules, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in ListCo. Except as disclosed in the SEC Reports or the Organizational Documents of ListCo, (i) no Person is entitled to any pre-emptive or similar rights to subscribe for Equity Securities of ListCo, and (ii) except as set forth on Schedule 5.10(c), there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require ListCo to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of ListCo. Except as set forth on Schedule 5.10(c), there are no outstanding bonds, debentures, notes or other indebtedness of ListCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which ListCo Shareholders may vote. Except as disclosed in the SEC Reports, ListCo is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to ListCo Ordinary Shares or any other Equity Securities of ListCo.

(d) Schedule 5.10(d) contains a structure chart that depicts or otherwise lists each Subsidiary of ListCo, together with (i) the jurisdiction of organization or formation of each such Subsidiary, and (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary. Neither ListCo nor any of its Subsidiaries owns any Equity Securities in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities of such Person.

(e) The ListCo Ordinary Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the ListCo Organizational Documents and the Transaction Agreements), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the ListCo Organizational Documents, or any Contract to which ListCo is a party or otherwise bound.

(f) All of the issued and outstanding shares of Merger Sub is, and immediately before the Effective Time will be, owned by ListCo, free and clear of any Liens. Merger Sub will be formed solely for the purpose of engaging in the Transactions, including the Merger, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other Transactions.

(g) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the ListCo and (ii) since December 31, 2024 through the date of this Agreement, the ListCo has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 5.11 Material Contracts; No Defaults.

(a) For purposes of this Agreement, “Material ListCo Contracts” shall mean all Contracts described below in this Section 5.11(a) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, the ListCo or any of its Subsidiaries is a party: each Contract that (i) is material and related to the conduct and operations of its business and properties; (ii) involves any of the Related Parties of the ListCo or any of its Subsidiaries that is not on arm’s length terms; (iii) obligates the ListCo or any of its Subsidiaries to share, license or develop any material product or technology involving a contract value more than US$1,300,000; (iv) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person; or (v) would be required to be filed by ListCo pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act. For purposes of this Section 5.11(a), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (x) having an aggregate value, cost or amount in excess of US$1,300,000 within any 12-month period or (y) not terminable by the ListCo or any of its Subsidiaries upon ninety (90) days’ or less notice without incurring any penalty or obligation. ListCo has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulations S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, ListCo is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of ListCo, and, to the Knowledge of ListCo, the other parties thereto, and are enforceable by ListCo to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) ListCo and, to the Knowledge of ListCo, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) ListCo has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by ListCo or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) ListCo has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, in each case except for any circumstance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12 Related Party Transactions. Except for arm’s length transactions entered into in the ordinary course of business, no Related Party of the ListCo is presently a party to any material transaction with the ListCo (other than for services as ListCo Employees).

Section 5.13 ListCo Benefit Plans.

(a) Each employee benefit plan, and each stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance or change in control benefits), termination, individual consulting, retention, change-in-control, transaction, fringe benefit, pension bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, polices, agreements or other arrangements (any such plan, policy, agreement or other arrangement of ListCo or any of its Subsidiaries, a “ListCo Benefit Plan”) which are, in each case, contributed to, required to be contributed to, sponsored by or maintained by ListCo or any of its Subsidiaries for the benefit of any current or former employee, officer, director, contractor, consultant or other service provider of ListCo or any of its Subsidiaries (collectively, the “ListCo Employees”) or under or with respect to which ListCo or any of its Subsidiaries has any material liability, contingent or otherwise, but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law, have been in compliance with applicable law in material aspects.

(b) Neither the execution and delivery of this Agreement by ListCo nor the consummation of the Mergers could (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider of ListCo or any of its Subsidiaries under any ListCo Benefit Plan, or (B) result in the payment by ListCo or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of ListCo or any of its Subsidiaries of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any ListCo Employee.

Section 5.14 Labor Matters.

(a) No ListCo Group Company is party to or bound by any collective bargaining agreement or other arrangements with a labor union, employer organization, works council or labor organization. There is no, and since December 31, 2024 there has been no, material organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting any ListCo Group Company, in each case, pending or, to the Knowledge of ListCo, threatened.

(b) Each ListCo Group Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours, except for any non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 5.15 Investment Company Act. Neither of ListCo nor any of its Subsidiaries is, or immediately following the Closing will be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 Business Activities; Absence of Changes.

(a) Since December 31, 2024, except as expressly contemplated by this Agreement, each ListCo Group Company has conducted business in all material respects in the ordinary course, and without limiting the generality of the foregoing, there has not been (a) any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any ListCo Group Company’s Equity Securities, except for any dividend or distribution by a ListCo Group Company to another ListCo Group Company. Except as set forth in the ListCo Organizational Documents, there is no agreement, Contract, commitment, or Governmental Order binding upon ListCo or to which ListCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of ListCo or any acquisition of property by ListCo or any of its Subsidiaries or the conduct of business by ListCo or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects

(b) ListCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Transactions, neither ListCo nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a transaction similar in nature to the Merger.

Section 5.17 Nasdaq Listing. As of the date hereof, ListCo Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “APM.” ListCo has complied with the applicable listing requirements of the Nasdaq. ListCo and except as set forth in Schedule 5.17 has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of ListCo Ordinary Shares from the Nasdaq or the SEC, and there is no Action pending or, to the Knowledge of ListCo, threatened against ListCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister ListCo Ordinary Shares or terminate the listing of ListCo Ordinary Shares on the Nasdaq. None of ListCo or its Affiliates has taken any action in an attempt to terminate the registration of ListCo Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by ListCo or any of its Subsidiaries specifically in writing for inclusion in (i) the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the ListCo Shareholders or at the time of the ListCo Meeting, and (ii) the LAS will, at the date it is first submitted to the Nasdaq, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ListCo makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 5.19 Real Property.

(a) ListCo Group Company does not own any real property.

(b) ListCo or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by it (“Leased ListCo Real Property”). All material leases for the Leased ListCo Real Property under which ListCo or its applicable Subsidiary is a lessee (collectively, the “ListCo Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the ListCo Group Companies has received any written notice of any, and to the Knowledge of ListCo there is no, material default under any such ListCo Lease.

(c) Each of ListCo and its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of ListCo and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 5.20 Intellectual Property, Privacy and Data Security.

(a) To the Knowledge of ListCo, neither of ListCo nor any of its Subsidiaries nor the conduct of the business of ListCo or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, or has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past two (2) years, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of ListCo, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for those that have no Material Adverse Effect, ListCo and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. To the Knowledge of ListCo, there has been no unauthorized access, use or disclosure, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of any source code, trade secrets or other material confidential information of ListCo.

(c) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, ListCo and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure and to comply with Data Security Requirements.

(d) ListCo and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the ListCo and each of its Subsidiaries, in the past two (2) years there has been no material Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor any failures that have caused any material disruption or interruption in the use of the IT Systems or the conduct of the business of the ListCo or its Subsidiaries, in each case with respect to such failures that has not been remedied or remediated without material expense or liability, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) At all times, ListCo and its Subsidiaries have (i) made all disclosures to users or customers about its activities involving processing Personal Information as required by applicable Laws, and none of such disclosures made or contained in any privacy and/or data security policies of ListCo or any of its Subsidiaries has been inaccurate, misleading, deceptive, or in violation of any Data Security Requirements (including by containing any material omission); and (ii) obtained all necessary consents required under applicable Laws to Process Personal Information.

(f) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of any Data Security Requirements or the privacy and/or data security policies of ListCo or any of its Subsidiaries.

Section 5.21 Solvency.

(a) No ListCo Group Company is insolvent under the applicable Laws.

(b) There are no proceedings in relation to any winding up, bankruptcy or other insolvency proceedings concerning any ListCo Group Company and, no events have occurred which, under applicable Laws, would justify such proceedings.

(c) To the Knowledge of ListCo, no steps have been taken to enforce any security over any material assets of any ListCo Group Company and no event has occurred to give the right to enforce such security.

Section 5.22 Reserved.

Section 5.23 U.S. Business.

(a) No ListCo Group Company is a “U.S. business” within the meaning of Section 721 of the DPA. No ListCo Group Company engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA, (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 5.24 Insurance. Except as would not reasonably be expected to materially impact the ListCo and its Subsidiaries taken as a whole, ListCo and its Subsidiaries have purchased insurance policies that are mandatory for ListCo or its Subsidiaries to obtain pursuant to applicable Law.

Section 5.25 New Subsidiaries. Merger Sub will be formed solely for the purpose of the Transactions. Merger Sub has had no operations or activities prior to the date hereof, other than those activities which are customary organizational and formation activities. Merger Sub has no assets, liabilities or employees and is not a party to any Contract except for the Contract under which ListCo acquired the shares of Merger Sub.

Section 5.26 No Other Representations. Except as provided in this Article V, none of ListCo, Merger Sub nor any other Person has made, or is making any representation or warranty whatsoever in respect of ListCo or Merger Sub.

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any other Transaction Agreement, as consented to in writing by ListCo (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement or any other Transaction Agreement or as disclosed in the Company Disclosure Schedule, as consented to by ListCo in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) amend its Certificate of Incorporation or other Organizational Documents, except (A) in the case of any of the Company’s Subsidiaries only (excluding the Company itself), any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole, or (B) as contemplated by the Transaction Agreements;

(b) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization, except as contemplated by the Transaction Agreements or any liquidation or dissolution of any dormant Subsidiary);

(c) Reserved;

(d) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), in each case in an amount exceeding US$3,000,000 and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of inventory, tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries, (v) disclosure of any confidential information of the Company and its Subsidiaries to any Person pursuant to valid and enforceable agreements to protect confidentiality, or (vi) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(e) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract;

(f) directly or indirectly, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case in an amount exceeding US$3,000,000;

(g) settle any Action if such settlement would require payment by the Company in an amount greater than US$5,000,000;

(h) other than in the ordinary course of business, (i) incur, create or assume any Indebtedness in an amount exceeding US$3,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) modify, in any material respect, the terms of any Indebtedness in an amount exceeding US$3,000,000, or (iii) guarantee the obligations of any Person for indebtedness for borrowed money in an amount exceeding US$3,000,000;

(i) make any loans or advance any money to any Person in an amount exceeding US$3,000,000, except for (i) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (ii) prepayments and deposits paid to suppliers, consultants and contractors of the Company or any of its Subsidiaries in the ordinary course of business, (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (iv) advances or other payments among the Company and its Subsidiaries;

(j) make any capital expenditures that in the aggregate exceed US$3,000,000, other than any capital expenditure (or series of related capital expenditures) in the ordinary course of business;

(k) Reserved;

(l) make any material change in accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable accounting standards or applicable Law

(m) make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes resulting in a material amount of additional Tax or filing of any amended Tax Return which will result in a material amount of additional Tax; file any material Tax Return in a manner inconsistent with past practice which will result in a material amount of additional Tax; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with respect to any Tax; or surrender any right to claim a material refund of Taxes; or knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair, or impede the Merger from qualifying for the Intended Tax Treatment, in each case except in the ordinary course of business consistent with its past practice; or

(n) enter into any Contract to do any action prohibited under this Section 6.01 above.

(o) Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give ListCo or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company will use commercially reasonable efforts to provide any information described in the foregoing clause (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege), during the Interim Period, the Company shall, and shall cause its Subsidiaries to, (x) upon reasonable advance notice from ListCo, afford to ListCo and its Representatives reasonable access to the properties, books, records and appropriate officers of the Company and its Subsidiaries during normal business hours in such manner as to not interfere with the normal operations of the Company and its Subsidiaries, and (y) use commercially reasonable efforts to furnish ListCo and such Representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case of (x) and (y), as ListCo and its Representatives may reasonably request in writing solely for purposes of consummating the Transactions and so long as reasonably feasible or permissible under applicable Law; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by ListCo and its Representatives under this Agreement shall be subject to Section 8.07 (Confidentiality; Publicity).

Section 6.03 No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of ListCo in violation of such Laws, or knowingly cause or encourage any Person to purchase or sell any securities of ListCo in violation of such Laws.

Section 6.04 Taxes Relating to the Company Securities. The Company acknowledges and agrees that ListCo is not responsible for any and all taxes of any nature that are imposed by applicable Laws on holders of Company Common Stock in connection with Transactions.

Article VII
COVENANTS OF LISTCO

Section 7.01 Conduct of Business.

(a) Except for as contemplated herein, during the Interim Period, ListCo shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or any other Transaction Agreement, as consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or qualified) or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as expressly required by this Agreement or any other Transaction Agreement or as disclosed in the Schedules, as consented to by the Company in writing (which consent shall not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, ListCo shall not, and shall cause its Subsidiaries not to:

(i) change or amend its Organizational Documents except as expressly contemplated by the Transaction Agreements;

(ii) (A) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise in respect of any outstanding Equity Securities; (B) except for (i) the conversion of ListCo Class B Ordinary Shares into ListCo Class A ordinary Shares that is initiated by shareholder(s) of the ListCo, issue, sell, grant, or offer to issue, sell, grant any Equity Securities and (ii) the issuance of shares of ListCo Common Stock following the Domestication issue, sell, grant, or offer to issue, sell, grant any Equity Securities, provided, however, each of ListCo and the Company agree to cooperate to raise additional capital of ListCo through the sale and issuance of Equity Securities of ListCo, provided, further however, the Parties hereby agree that any such sale of Equity Securities of ListCo following the date hereof shall dilute each of ListCo and the Company by 30% and 70%, respectively, so that the Conversion Ratio shall be adjusted to reflect such issuances and dilutions set forth in this 7.01(a)(ii). For the avoidance of doubt, any issuances of Equity Securities under this 7.01(a)(ii) requires the affirmative approval in writing be each of the Company and ListCo; (C) split, subdivide, combine or reclassify any Equity Securities, or amend any terms of any Equity Securities; or (D) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities;

(iii) (A) other than the Domestication, fail to maintain its existence or merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof or (C) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, recapitalization, reorganization, public offering or similar transaction (other than the Transactions);

(iv) other than the sale or dissolution of Subsidiaries of ListCo, as requested by the Company in writing, sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of inventory, tangible assets or equipment deemed by the ListCo in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by any ListCo Group Company, (v) disclosure of any confidential information of any ListCo Group Company to any Person pursuant to valid and enforceable agreements to protect confidentiality, or (vi) transactions within ListCo Group Companies;

(v) authorize, make or make any commitment with respect to, any capital expenditure, other than any capital expenditure (or series of related capital expenditures) in the ordinary course of business    in an amount no more than $80,000 each calendar month, which, for avoidance of doubt, does not include any payment to be made by ListCo pursuant to the Management Services Agreement and the Licensing Agreement;

(vi) make any loans, advances in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(vii) make, change or revoke any material Tax election; change or revoke any material accounting method with respect to Taxes resulting in a material amount of additional Tax or filing of any amended Tax Return; settle or compromise any material Tax claim or Tax liability; file any Tax Return in a manner materially inconsistent with past practice; or surrender any right to claim a material refund of Taxes; or knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair, or impede the Merger from qualifying for the Intended Tax Treatment, in each case except in the ordinary course of business consistent with its past practice;

(viii) enter into, renew or amend, in any material aspect, the terms of any transaction or Contract with a Related Party of the ListCo without the Company’s prior written consent;

(ix) settle any pending or threatened Action;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) or modify the terms of any Indebtedness, other than (x) ordinary course trade payables, (y) between the ListCo and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the ListCo’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(xi) issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Lien on, or authorize or propose to issue, offer, deliver, grant, sell, transfer, pledge or dispose of, or place any Lien on, any Equity Securities or any options, warrants or other rights to purchase or obtain any Equity Securities, in each case other than the creation of any Lien on the ListCo’s Equity Securities by any third party that is not a ListCo Group Company;

(xii) (with respect to ListCo only) engage in any transaction, activities or business, or enter into any Contract or arrangement, other than transactions, activities, business, Contracts or arrangements (A) in connection with or incident or related to its continuing corporate existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xiii) change any accounting principles, policies, procedures or methods (including changes affecting the reported consolidated assets, liabilities or results of operations) other than as required by applicable accounting standards or applicable Law;

(xiv) other than in the ordinary course of business consistent with past practice, amend, modify, consent to the termination of, or waive any material rights under, any Material ListCo Contract;

(xv) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi) engage in the conduct of any new line of business;

(xvii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(xviii) enter into any Contract, to do any action prohibited under this Section 7.01(a).

(b) During the Interim Period, ListCo shall, and shall cause its Subsidiaries to, comply with, and continue performing under, as applicable, its Organizational Documents, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which it is party.

Section 7.02 Inspection. ListCo shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records, properties and appropriate officers and employees of ListCo Group Companies, and use its commercially reasonable efforts to furnish the Company, its Affiliates and their respective Representatives with all financial and operating data and other information concerning the affairs of ListCo Group Companies, in each case as the Company or any of its Affiliates or Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of ListCo would result in the loss of attorney client privilege or other privilege from disclosure (provided that ListCo will use commercially reasonable efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.03 ListCo Public Filings. From the date hereof through the Closing, ListCo shall file with or furnish to the SEC when required by the Federal Securities Laws all reports or information required to be filed with or furnished to the SEC under the Federal Securities Laws and otherwise comply in all material respects with its reporting obligations under the Federal Securities Laws.

Section 7.04 ListCo Listing. From the date hereof through the Closing, ListCo shall use its best efforts to ensure that ListCo Ordinary Shares continue to be listed on the Nasdaq.

Section 7.05 ListCo Board Composition. Subject to the Stockholders Agreement, ListCo shall take all reasonably necessary actions to ensure that immediately prior to and immediate after the Closing, the ListCo Board shall consist of five (5) directors, two (2) of whom shall be designated by the Company in writing prior to the Closing and at least one (1) of whom shall meet the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq rules (the “Agreed ListCo Board Composition”); provided, however, that (a) at least one (1) of the persons designated by the Company meet such requirements and otherwise are qualified to serve on the ListCo Board; (b) each person designated by the Company consents to service on the ListCo Board; (c) ListCo shall not be deemed to have breached this Section 7.05 if a director or person designated by the Company withdraws or resigns from the ListCo Board, dies, becomes disabled, is charged with, has committed or is convicted of an unlawful act or prohibited by applicable Law or Governmental Order from serving as a director of ListCo; and (d) ListCo shall not be deemed to have breached this Section 7.05 if a director or person designated by the Company refuses to agree to abide by ListCo policies applicable to all members of the Board, include ListCo’s code of ethics. Additionally, Alidad Mireskandari shall be appointed as an observer to the Board.

Section 7.06 Merger Sub. ListCo shall, as soon as reasonably practicable after the date hereof, (a) incorporate the Merger Sub and cause the Merger Sub to execute and deliver to ListCo and the Company; and (b) provide to the Company a copy of (i) the resolutions passed by the board of directors of Merger Sub and (ii) the resolutions passed by ListCo, as the sole shareholder of Merger Sub, in each case duly approving this Agreement and each other Transaction Agreement and the Transactions, including the Merger.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) With respect to any requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, ListCo and Merger Sub shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to ListCo, and ListCo and Merger Sub shall promptly furnish to the Company, copies of any notices or communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions. To the extent not prohibited by Law, the Company agrees to provide ListCo and its counsel, and ListCo agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(b) During the Interim Period, ListCo, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ListCo, any Subsidiary of ListCo or any of their respective Representatives (in their capacity as a representative of ListCo or any Subsidiary of ListCo) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). ListCo and the Company shall each (i) keep the other Party timely informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at such other Party’s own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, in no event shall ListCo (or any of its Representatives) on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(c) Each Party shall otherwise use its reasonable best efforts to cooperate with the other Parties to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to satisfy the conditions to closing set forth in Article IX and to consummate and make effective the Transactions.

Section 8.02 Registration Statement.

(a) Registration Statement; LAS

(i) As promptly as practicable (and in any case prior to July 14, 2025) after the execution of this Agreement, ListCo with the cooperation and assistance of the Company shall prepare a registration statement on Form S-4 or F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Equity Securities of ListCo to be issued under this Agreement to the Company Stockholders which Registration Statement will also contain a proxy statement of ListCo(as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from ListCo Shareholders for the matters to be acted upon at the ListCo Meeting. In connection with the Registration Statement, ListCo will also file with the SEC the financial and other information relating to the Merger required by the ListCo Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Company shall use its reasonable best efforts to furnish to ListCo and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Registration Statement, and will assist ListCo in drafting the portions of the Registration Statement relating to the Company’s business and operations. Concurrently with the preparation of the Registration Statement, the ListCo, with the cooperation and assistance of the Company, shall prepare and cause to be submitted with the Nasdaq its listing of additional shares form in connection with the Merger (such application, together with any amendments or supplements thereto, the “LAS”).

(ii) Each of the ListCo and Merger Sub shall use its reasonable best efforts so that the Registration Statement, the LAS and all other materials mailed to ListCo Shareholders or submitted to the SEC or the Nasdaq (as the case may be) will comply in all material respects with the applicable Laws. Each of the Company and the ListCo shall use its reasonable best efforts to respond promptly to any comments of the Nasdaq with respect to the LAS. Upon its receipt of any comments from the Nasdaq or its staff or any request from the Nasdaq (as the case may be) or its staff for amendments or supplements to the LAS, the ListCo shall promptly (and in any event within one (1) Business Day) notify the Company and shall provide the Company with copies of all correspondence between the ListCo and its representatives, on the one hand, and the Nasdaq and its staff, on the other hand. Prior to submitting the LAS to the Nasdaq (orany amendment or supplement thereto) or responding to any comments of the Nasdaq with respect thereto, the ListCo (i) shall provide the Company with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by the Company in good faith. Each of the Company and the ListCo shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Registration Statement. Upon its receipt of any comments from the SEC or its staff or any request from the SEC (as the case may be) or its staff for amendments or supplements to the Registration Statement, the ListCo shall promptly (and in any event within one (1) Business Day) notify the Company and shall provide the Company with copies of all correspondence between the ListCo and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Registration Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the ListCo (i) shall provide the Company with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by the Company in good faith.

(iii) Each of ListCo, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by ListCo, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Registration Statement , the LAS or any other documents submitted or to be submitted to the SEC or the Nasdaq (as the case may be) in connection with the Transactions, will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (x) no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by any Warrantor or its Representatives for inclusion or incorporation by reference in the Registration Statement, the LAS or any other documents submitted or to be submitted to the SEC or the Nasdaq (as the case may be), and (y) no representation, warranty, covenant or agreement is made by the ListCo or Merger Sub with respect to information supplied by any Company or its Representatives for inclusion or incorporation by reference in such documents.

(iv) If, at any time prior to the Effective Time, any event or circumstance relating to the Company, ListCo, Merger Sub or their respective officers or directors, should be discovered by ListCo or the Company, as applicable, which should be set forth in an amendment or a supplement to the Registration Statement, the LAS or any other materials mailed to ListCo Shareholders so that such document would not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties. Thereafter, ListCo, the Company and Merger Sub shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to thethe Registration Statement, the LAS or such other materials describing or correcting such information such that the the Registration Statement, the LAS or such other materials (as the case may be) no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and, to the extent required by Law, disseminate such amendment or supplement to the ListCo Shareholders; provided, that no information received by ListCo or the Company, as applicable, pursuant to this Section 8.02 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(v) The Company shall use its commercially reasonable efforts to assist and cooperate with ListCo in ListCo’s LAS with the Nasdaq, including furnishing to ListCo and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with such LAS, and assisting ListCo in drafting the portions of such LAS relating to the Company’s business and operations.

(b) ListCo Extraordinary General Meeting. ListCo shall, as soon as reasonably practicable but in any event no later than five (5) Business Days prior to the Termination Date (provided that ListCo has sent the Proxy Statement to the ListCo Shareholders pursuant to Section 8.02(a)(i)), establish a record date for, duly call and give notice of, convene and hold an extraordinary general meeting of ListCo Shareholders (the “ListCo Meeting”), in each case in accordance with the ListCo Organizational Documents and applicable Law, for the purpose of (i) obtaining the ListCo Shareholder Approval for the consummation of the Transactions, including the Domestication and the Merger, (ii) adopting or approving such other proposals as may be reasonably requested by the Company as necessary or appropriate in connection with the consummation of the Transactions, (iii) adopting or approving any other proposal that the Nasdaq (or the respective staff thereof) indicates is necessary, and (iv) related and customary procedural and administrative matters. ListCo shall use its commercially reasonable efforts to obtain such approvals and authorizations from the ListCo Shareholders at the ListCo Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the ListCo Shareholders. Notwithstanding anything to the contrary contained in this Agreement, ListCo shall be entitled to postpone or adjourn the ListCo Meeting solely to the extent necessary (a “ListCo Meeting Change”): (x) to comply with applicable Law, (y) to ensure that any supplement or amendment to the Registration Statement that the board of directors of ListCo has determined in good faith is required by applicable Law is disclosed to ListCo Shareholders and for such supplement or amendment to be promptly disseminated to ListCo Shareholders with sufficient time prior to the ListCo Meeting for ListCo Shareholders to consider the disclosures contained in such supplement or amendment; or (z) if, as of the time for which the ListCo Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient ListCo Ordinary Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the ListCo Meeting; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), ListCo may only be entitled to one ListCo Meeting Change (excluding any postponements or adjournments required by applicable Law), and the ListCo Meeting may not be adjourned or postponed to a date that is more than fourteen (14) Business Days after the date for which the ListCo Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three (3) Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (y) or (z), the ListCo Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 D&O Indemnification and Insurance.

(a) From and after the Closing, ListCo shall indemnify and hold harmless each present and former director and officer of ListCo (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that ListCo would have been permitted under applicable Law and its memorandum and articles of association or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties. From and after the Closing, ListCo will maintain a director indemnification agreement in customary form with each present and former director of ListCo (to the extent requested by such director) that provides, or ensure that its memorandum and articles of association or other Organizational Documents will provide, that on the terms and subject to the conditions set out therein, ListCo shall advance, prior to the final disposition of any Action for which indemnification may be sought under this Section 8.03, promptly following request by such director therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such director in connection with any such Action upon receipt of an undertaking by such director to repay such advances if it is ultimately decided that such director is not entitled to indemnification pursuant to that indemnification agreement, the Organizational Documents of ListCo or applicable law.

(b) As mutually agreed by the Parties prior to the Closing, either (i) ListCo shall obtain one or more non-cancelable run-off insurance policies, prior to the Closing, for directors’ and officers’ liability which shall be renewed by the Company at the Company’s expenses following the Closing, or (ii) the Company shall renew, following the Closing, the current insurance policy of ListCo upon its expiration, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the Transactions, for all persons who were directors or officers of the Company on or prior to the Closing Date (the “D&O Policy”). The Company shall maintain the D&O Policy in full force and effect after the Closing Date.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.03 shall survive the Closing indefinitely and shall be binding, jointly and severally, on ListCo and its successors and assigns. In the event that ListCo or its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, ListCo shall ensure, and cause its Subsidiaries to ensure, that proper provision shall be made so that the successors and assigns of ListCo shall succeed to the obligations set forth in this Section 8.03.

(d) This Section 8.03 shall not be terminated or modified in any material respect as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 8.04 Disclosure Schedules. ListCo and the Merger Sub shall deliver to the Company, and the Company shall deliver to ListCo and the Merger Sub, the true, accurate and complete copies of their respective Disclosure Schedules within five (5) Business Days following the date of this Agreement.

Section 8.05 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving the Company or its Subsidiaries that precludes or is mutually exclusive with the Transactions (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that would lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) reflecting any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.05(a). The Company agrees to promptly notify ListCo if the Company or any of its Representatives or Subsidiaries receives any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to ListCo in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than ListCo and its Representatives) regarding an Alternative Transaction Proposal.

(b) During the Interim Period, ListCo shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving any ListCo Group Company that precludes or is mutually exclusive with the Transactions (an “Alternative ListCo Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative ListCo Transaction Proposal or that would lead to any such Alternative ListCo Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative ListCo Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.05(b). ListCo agrees to promptly notify the Company if ListCo or any of its Representatives, or Subsidiaries receives any offer or communication in respect of an Alternative ListCo Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and ListCo shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding an Alternative ListCo Transaction Proposal.

Section 8.06 Tax Matters.

(a) Each of ListCo, the Company and Merger Sub shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of ListCo, the Company and Merger Sub shall report the Merger (including preparing and filing all Tax Returns) consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The Parties shall cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the Transactions will be borne by the party responsible therefor under applicable Law.

(c) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.07 Confidentiality; Publicity.

(a) Each Party agrees that during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Confidential Information of any other Party that is disclosed to such Party or its Representatives, and, without the disclosing Party’s prior written consent, will not use such Confidential Information for any purpose, except in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder (collectively, the “Permitted Purposes”), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Confidential Information, except that each Party may disclose any Confidential Information (i) to its Affiliates, and its and its Affiliates’ respective directors, officers, employees, partners, professional advisors, investors and permitted transferees, in each case on a need-to-know basis only for any of the Permitted Purposes and where such Persons are under appropriate nondisclosure obligations; or (ii) to the extent required by applicable Laws. In the event that a Party or any of its Representatives, during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, becomes legally required to disclose any Confidential Information of any other Party, such Party shall provide the disclosing Party to the extent legally permitted with prompt written notice of such requirement so that the disclosing Party or a Representative thereof may seek, at the disclosing Party’s cost, a protective order or other remedy, and in any event, it shall furnish only that portion of the Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Notwithstanding the foregoing, each Party and its Representatives shall be permitted to disclose any and all Confidential Information to the extent required by the Federal Securities Laws, the staff of the SEC or the rules of the Nasdaq.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of:

(i) (in the case where ListCo or any of their respective Affiliates proposes to make such public announcement or communication) the Company; or

(ii) (in the case where the Company or any of its Affiliates proposes to make such public announcement or communication) ListCo, (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case ListCo or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make disclosure regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Affiliates, Representatives and limited partners or investors in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information strictly confidential; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, ListCo and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by ListCo, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Upon the Closing, the Company shall issue the Closing Press Release

Section 8.08 Grant of Options, Cash Bonus and Employment Agreement. Provided that Mr. Alidad Mireskandari is employed by the Company immediately prior to Closing and by ListCo immediately following the Closing, on the Closing Date ListCo shall:

(a) grant from its current incentive plan to Mr. Mireskandari options to purchase an amount of shares of ListCo Common Stock equal to 400,000 multiplied by the Conversion Ratio, at an exercise price equal to the closing price of ListCo’s common Stock on the day of Closing. Such options shall vest according to the following schedule:

(i) 1/3 (one-third) upon the Closing Date;

(ii) 1/3 (one-third) vesting over the course of the first year after the grant (at the rate of 1/12 of the grant per quarter) upon the first annual anniversary of grant;

(iii) 1/9 (one-ninth) upon acceptance of paper focused on glioblastoma program for publication in peer-review journal;

(iv) 1/9 upon signing BioPharma Services, Collaboration, or Partnership Agreement resulting in proceeds to the Company of at least $350,000;

(v) 1/9 (one-ninth) upon completion of clinical validation study of CogniMIR® ; and

(b) If ListCo sells Equity Securities during the Interim Period (each a “Subsequent Offering”, collectively “Subsequent Offerings”), pay to Mr. Mireskandari and amount in cash equal to:

(i) $60,000, if the gross proceeds from the Subsequent Offerings are in excess of $3,000,000;

(ii) $30,000, if the gross proceeds from the Subsequent Offerings are between $1,500,000 and $3,000,000;

(iii) $0, if the gross proceeds from the Subsequent Offerings are less than $1,500,000; and

(c) Enter into a new Employment Agreement with Mr. Mireskandari in a form mutually agreed upon by ListCo and Mr. Mireskandari which will contain the terms of Mr. Mireskandari employment with ListCo and will include an additional option grant.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Effectiveness of the Form the Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(b) ListCo Shareholder Approval. The ListCo Shareholder Approval shall have been obtained for the consummation of the Transactions, including the Domestication and the Merger, and other relevant proposals as set forth in the Proxy Statement and shall remain in full force and effect.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained for the Agreement, the other Transaction Agreements and the Transactions, including the Merger, and shall remain in full force and effect.

(d) Nasdaq Listing. (i) ListCo shall have remained continuously listed on the Nasdaq, (ii) the review of the LAS shall have been completed by the Nasdaq and Nasdaq shall not have objected to the Merger Share Consideration issuable hereunder for listing, subject to notice of issuance

(e) Pre-Closing Conversion. The Pre-Closing Conversion shall have been consummated and there is no outstanding Company Convertible Note or ListCo Convertible Note.

(f) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions, or (ii) issued or granted any order that has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

(g) Stockholders Agreement. Each of the Parties shall have executed and delivered a counterpart to the Stockholders Agreement. The Parties hereby acknowledge that if either of the other Parties does not execute and deliver a counterpart to the Stockholders Agreement, such non-executing Party shall be deemed in material breach of this Agreement.

Section 9.02 Additional Conditions to Obligations of ListCo and Merger Sub. The obligations of ListCo and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by ListCo:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries) and Section 4.18 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV, shall be true and correct as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to ListCo a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Good Standing. The Company shall have delivered to ListCo and Merger Sub good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the Company’s and each of its Subsidiary’s respective jurisdiction of organization and from each other jurisdiction in which the Company and its Subsidiary is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(f) Employment Agreements. Each of the Company Key Employees shall have entered into an employment agreement with ListCo, in form and substance reasonably satisfactory to ListCo.

(g) ListCo Series A Preferred Stock. The holder of ListCo Class B Ordinary Shares shall have received a true, correct and complete certificate, or other applicable evidence of ownership acceptable to such holder, representing one share of ListCo non-voting, non-convertible Series A Preferred Stock. In addition, the Preferred Designation shall have been filed with and accepted by the Office of the Secretary of State of the State of Delaware.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate or cause to be consummated the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties contained in Article V (other than the representations and warranties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Brokers Fees) and Section 5.10 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, Material Adverse Effect or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) Each of the representations and warranties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Brokers Fees), and (b) and (d) of Section 5.10 (Capitalization) that is (x) qualified by “materiality”, “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties contained in (a), (c), (e), (f) and (g) of Section 5.10 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the ListCo and Merger Sub in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) ListCo Board Composition. The composition of the ListCo Board shall fully comply with the Agreed ListCo Board Composition.

(d) Good Standing Certificates. ListCo shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) of ListCo and each of its Subsidiaries as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of ListCo and each of its Subsidiaries’ respective jurisdiction of organization and from each other jurisdiction in which ListCo and each of its Subsidiaries is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(e) Officer’s Certificate. ListCo shall have delivered to the Company a certificate signed by an officer of ListCo, dated the Closing Date, certifying that the conditions specified in Section 9.03(a) to Section 9.03(d) have been fulfilled.

(f) No Material Effect. Since the date of this Agreement, no Material Adverse Effect with respect to ListCo shall have occurred.

(g) Domestication. The Domestication shall have been completed as provided in Sections 2.01(b) and 2.01(c) and a time-stamped copy of the certificate issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(h) ListCo Minimum Cash Balance; ListCo Minimum Working Capital. ListCo shall maintain, on the Closing Date, an aggregate amount of unrestricted cash and cash equivalents of not less than $2,260,000, and an amount of Working Capital of not less than $1,644,000.

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of ListCo and the Company;

(b) by written notice from the Company or ListCo to the other, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by written notice from ListCo to the Company, if the Company has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.01 or Section 9.02 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the 30th day following receipt of written notice from ListCo of such breach or failure to perform, provided that ListCo shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(d) by written notice from the Company, if ListCo or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.01 or Section 9.03 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ListCo or Merger Sub before the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice from ListCo to the Company, if the Company fails to obtain the Company Stockholder Approval;

(f) by written notice from the Company to ListCo, if ListCo fails to obtain the ListCo Shareholder Approval upon vote taken thereon at a duly convened ListCo Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);

(g) by written notice from ListCo or the Company to the other, if the Closing shall not have been consummated on or prior to the Termination Date; for purposes of this Agreement, “Termination Date” means the December 31, 2025; provided that the Termination Date may be extended if expressly so agreed in writing by ListCo and the Company; and provided, further, that (A) ListCo shall not have the right to terminate this Agreement pursuant to Section 10.01(e) if ListCo or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.01 or Section 9.03 to be satisfied, and (B) the Company shall not have the right to terminate this Agreement pursuant to Section 10.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.01(a) or Section 9.02 to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Article X or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, other than with respect to Section 10.03 (with respect to ListCo and its Group Companies) this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.07 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination), Section 10.03 (Termination Fee) and Article XI and any other Section or Article of this Agreement referenced in the foregoing provisions which are required to survive in order to give appropriate effect to the foregoing provisions, shall in each case survive any termination of this Agreement. Any payment of the Termination Fee shall not relieve any Party from any liability or obligation under Section 11.05.

Section 10.03 Termination Fee.

(a) If (i) this Agreement is terminated other than with respect 10.01(c) and (ii) ListCo sells and issues Equity Securities during the Interim Period except for the Exempt Issuance, then, ListCo shall pay, or cause to be paid, to the Company, in cash at the time specified in the following sentence, a fee in the amount equal to the higher of (i) 70% of cash ListCo has as of the date of Termination by ListCo or the Company, as applicable, and (ii) $2,000,000 (“ListCo Termination Fee”). The ListCo Termination Fee shall be paid as follows within ten (10) Business Days after the date of termination of this Agreement.

(b) Any payment of the ListCo Termination Fee or the Collection Expenses shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(c) The Parties agree and understand that (i) in no event shall ListCo be required to pay, or cause to be paid, the ListCo Termination Fee on more than one occasion and (ii) in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the ListCo Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (x) the Company’s receipt of the ListCo Termination Fee in the event such ListCo Termination Fee is due and payable pursuant to Section 10.03(a) from, or on behalf of, ListCo pursuant thereto, together with any Collection Expenses, shall be the sole and exclusive remedy of the Company against ListCo and its Group Companies and their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates and Representatives and none of ListCo, any of its Group Companies or any of their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (y) if the Company receives any payments from, or on behalf of, ListCo, Merger Sub Inc. in respect of any breach of this Agreement and thereafter the Company receives the ListCo Termination Fee pursuant to this Section 10.03, the amount of such ListCo Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by, or on behalf of, ListCo in respect of any such breaches. The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions, that, without these agreements, the Company would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty.

Accordingly, if ListCo fails to promptly pay any amount due pursuant to this Section 10.03, ListCo shall also pay any reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Company directly in connection with a legal action to enforce this Agreement that results in a judgment for such amount against ListCo (such costs and expenses of enforcement, “Collection Expenses”).

(d) For avoidance of doubt, if (i) this Agreement is terminated and (ii) ListCo does not sell or issue Equity Securities during the Interim Period, except for the Exempt Issuance, each party hereto shall bear its own expenses incurred in connection with this Agreement and the other Transaction Agreements and the transactions herein and therein contemplated, including all fees of its legal counsel, financial advisers and accountants.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, ListCo may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the Company; (b) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein applicable to such Party. At any time and from time to time prior to the Effective Time, the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any Warrantor; (b) waive any inaccuracies in the representations and warranties of any Warrantor contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by any Warrantor with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to ListCo and Merger Sub, to:

17 Hanover Square

London X0 W1S 1BN

Attn: Ian Huen

E-mail: [*]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 3rd Avenue, 19th Floor

New York, NY 10022

Attn: Louis Taubman, Esq.

Email: [*]

Phone: [*]

(b) If to the Company, to:

116 Village Boulevard, Suite 200

Princeton, NJ 08540

Attn: Alidad Mireskandari

Email: [*]

Tel: [*]

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Jonathan Deblinger

E-mail: [*]

Phone: [*]

or to such other address or addresses as the Parties may from time to time designate in writing, provided however that any notices sent pursuant to (i) to (iii) shall be accompanied by an electronic mail notice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing, (a) in the event the Closing occurs, D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.03, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.15 and Section 11.16.

Section 11.05 Expenses. Each Party hereto shall bear its own expenses incurred in connection with this Agreement and the other Transaction Agreements and the transactions herein and therein contemplated, including all fees of its legal counsel, financial advisers and accountants (such Party’s “Expenses”).

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the other Transaction Agreements, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.12), arising out of, related to, or in connection with this Agreement or the Transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.2. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period or any Dispute not subject to a Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The arbitration shall take place in the State of New York. The language of the arbitration shall be English.

Section 11.13 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY TRANSACTION AGREEMENT OR THE TRANSACTIONS.

Section 11.14 Equitable Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, ListCo and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.16 Non-Survival. Notwithstanding anything herein but without prejudice to the terms otherwise agreed in writing by the applicable parties, (i) none of the representations, warranties, covenants, obligations or other agreements of a Party contained in this Agreement or in any certificate delivered by a Party pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, (ii) from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Party in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of fraud; and (iii) all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, those covenants and agreements of a Party contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing.

Section 11.17 Acknowledgements. Without prejudice to the terms otherwise agreed in writing by the applicable parties, each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (b) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of ListCo and Merger Sub; (c) except for the representations and warranties referred to in the foregoing clauses (a) to (b), none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (d) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the ListCo and Merger Sub. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.17 shall relieve any Party of liability in the case of fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

APTORUM GROUP LIMITED

By:	/s/ Ian Huen
Name:	Ian Huen
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

DIAMIR BIOSCIENCES CORP.

By:	/s/ Alidad Mireskandari
Name:	Alidad Mireskandari
Title:	Chief Executive Officer